Exhibit 99.1

KNIGHT CAPITAL GROUP DIRECTORS ELECT JAMES W. LEWIS AND CHRISTOPHER C. QUICK TO BOARD

JERSEY CITY, N.J. (January 8, 2009) – Knight Capital Group, Inc. (Nasdaq: NITE) today announced that the Board of Directors unanimously elected James W. Lewis and Christopher C. Quick to its Board, effective immediately. The additions of Mr. Lewis and Mr. Quick to Knight’s board increases the number of company directors to nine.

Mr. Lewis is the Chairman of Geometry Group, Inc., an investment management holding company, and Vietnam Partners, LLC, a boutique investment bank. He is a former Managing Director at Morgan Stanley with experience across equities, fixed income and asset management. In addition, Mr. Lewis served as chairman of the firm’s risk management committee. He is also a former member of the New York Stock Exchange.

“We’re pleased to have a director with the talent and experience of Mr. Lewis,” said Thomas M. Joyce, Chairman and Chief Executive Officer, Knight Capital Group, Inc. “Jim brings an extensive knowledge of the global capital markets as well as direct management skills covering corporate strategy, business development and risk assessment and control. An insightful and discerning executive, he is focused on creating value and generating sustainable, long-term growth.”

Mr. Quick is a past Vice Chairman of Global Wealth and Investment Management with Bank of America as well as the former CEO of Banc of America Specialist, a wholly-owned subsidiary of Bank of America Corporation. He has more than 30 years experience in the securities and financial services industries. In addition, he is a former member of the Board of Directors at the New York Stock Exchange and currently serves as a trustee for several prominent community, charitable and service organizations.

“We are fortunate to add an individual of Mr. Quick’s caliber to our board,” said Mr. Joyce. “Chris is a securities industry veteran with deep experience in trading and market-making. In addition, his tenure as a director at the NYSE makes him exceptionally qualified to understand and appreciate Knight’s responsibilities as a major market center. An individual of high integrity, Chris has shown himself to be dedicated to helping the organizations he serves fulfill their missions.”

Biographies

James W. Lewis

Director, Knight Capital Group, Inc.

James W. Lewis, 67, is the Chairman of Geometry Group, Inc. and Vietnam Partners, LLC. Prior to founding Geometry Group in 1989, he was a Managing Director at Morgan Stanley where he spent 17 years working in senior positions across equity, fixed income and asset management. He also served for a period as chairman of the firm’s risk management committee. He is also a former member of the New York Stock Exchange.

Mr. Lewis currently serves as a director at Geometry Group affiliates Investarit AG, Shamrock Asset Management LLC and Schuylkill Capital Management, LLC. In addition, he is a member of the Advisory Councils at the University of Chicago Booth School of Business, Miami University and Fordham University. He is also a member of the Finance Committee at Jazz at Lincoln Center.

Mr. Lewis received a B.S. from Miami University in 1963 and an M.B.A. from the University of Chicago in 1970.

Christopher C. Quick

Director, Knight Capital Group, Inc.

Christopher C. Quick, 51, is the former CEO of Banc of America Specialist, a wholly-owned subsidiary of Bank of America Corporation and member firm of the New York Stock Exchange. Mr. Quick is also a past Vice Chairman of Global Wealth and Investment Management with Bank of America.

He spent his entire career in the specialist business and was instrumental in various mergers and acquisitions as the industry underwent a period of consolidation. From 1982 to 2004, he served as Chairman and Chief Executive Officer of Q&R Specialist, JJC Specialist and Fleet Specialists where he remained following the firm’s acquisition by Bank of America Corporation.

He is a member of the Boards of Trustees of The Alfred E. Smith Memorial Foundation Inc., The Boys Club of New York, Catholic Relief Services (CRS), Fairfield University, Mutual of America and Saint Vincent Catholic Medical Center New York. He is a former member of the NYSE Board of Directors.

Mr. Quick received a B.S. in finance from Fairfield University in 1979.

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About Knight

Knight Capital Group, Inc. (Nasdaq: NITE) is a leading capital markets firm that provides electronic and voice access to the global capital markets across multiple asset classes for buy-side, sell-side and corporate clients. In Global Markets, we provide market access and trade execution services in nearly every U.S. equity security and a large number of international securities, fixed income, foreign exchange, futures and options. In Asset Management, Knight owns a 51 percent stake in Deephaven Holdings with Deephaven Partners controlling the remaining 49 percent as of February 1, 2008. Deephaven (www.deephavenfunds.com) is a global, multi-strategy alternative investment manager serving institutions and private clients. More information about Knight can be found at www.knight.com.

Certain statements contained herein, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts and are based on current expectations, estimates and projections about the Company’s industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict including, without limitation, risks associated with the costs, integration, performance and operation of businesses recently acquired, or that may be acquired in the future, by the Company, and risks associated with the unprecedented current market conditions and the resulting volatility, credit tightening and counterparty risk, as well as the negative effect on performance and assets under management in our Asset Management business and the suspension of redemptions and withdrawals announced in the Form 8-K filed by the Company on October 30, 2008. Since such statements involve risks and uncertainties, the actual results and performance of the Company may turn out to be materially different from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made herein. Readers should carefully review the risks and uncertainties disclosed in the Company’s reports with the U.S. Securities and Exchange Commission (SEC), including, without limitation, those detailed under the headings “Certain Factors Affecting Results of Operations” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2007 and Quarterly Report on Form 10-Q for the three months ended September 30, 2008, and in other reports or documents the Company files with, or furnishes to, the SEC from time to time. This information should also be read in conjunction with the Company’s Consolidated Financial Statements and the Notes thereto contained in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2007, and in other reports or documents the Company files with, or furnishes to, the SEC from time to time.

CONTACTS

Margaret Wyrwas	Kara Fitzsimmons	Jonathan Mairs
Senior Managing Director,	Director,	Vice President,
Communications, Marketing	Media Relations	Corporate Communications
& Investor Relations	201-356-1523 or	201-356-1529 or
201-557-6954 or	kfitzsimmons@knight.com	jmairs@knight.com
mwyrwas@knight.com